EXHIBIT 32.1

OFFICER’S SECTION 1350 CERTIFICATIONS

Each of the undersigned officers of Income Opportunity Realty Investors, Inc., a Nevada corporation (the “Company”) hereby certifies that:

(i)	The Company’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2006 fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934, as amended, and

(ii)	The information contained in the Company’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2006 fairly presents in all material respects, the financial condition and results of operations of the Company, at and for the period indicated.

Date: November 14, 2006	By:	/s/ Steven A. Abney
Steven A. Abney
Executive Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer and
Acting Principal Executive Officer)